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                                                                  EXHIBIT 99.(K)

        SALOMON SMITH BARNEY
        --------------------

                A Member of TravelersGroup LOGO

June 12, 1998

Board of Directors
Triangle Pacific Corp.
16803 Dallas Parkway
Dallas, Texas 75248

Ladies and Gentlemen:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share ("Company Common Stock"), of Triangle Pacific Corp. (the "Company") of the consideration to be received by such holders in the proposed acquisition of the Company by Armstrong World Industries, Inc. ("Acquiror") pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of June 12, 1998, among the Company, Acquiror and Sapling Acquisition, Inc. ("Merger Sub").

  As more specifically set forth in the Agreement, Merger Sub will commence a tender offer (the "Proposed Tender Offer") to purchase all outstanding shares of Company Common Stock at a price of $55.50 per share (the "Offer Price"). Following consummation of the Proposed Tender Offer, Merger Sub will be merged with and into the Company (the "Proposed Merger" and, collectively with the Proposed Tender Offer, the "Proposed Transaction") and each then outstanding share of Company Common Stock (other than shares held in the treasury of the Company, shares owned by Acquiror, Merger Sub or any other direct or indirect wholly owned subsidiary of Acquiror or of the Company, and shares as to which appraisal rights have been properly exercised under applicable law) will be converted into the right to receive, in cash, merger consideration equal to the Offer Price.

  In connection with rendering our opinion, we have reviewed and analyzed material bearing upon the financial and operating condition and prospects of the Company including, among other things, the following: (i) a draft dated June 11, 1998 of the Agreement; (ii) certain publicly available information concerning the Company, including the Annual Report on Form 10-K of the Company for each of the years in the three-year period ended January 2, 1998 and the Quarterly Report on Form 10-Q of the Company for the quarter ended April 3, 1998; (iii) certain internal information of the Company, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (v) certain publicly available information with respect to certain publicly traded companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also discussed the foregoing, as well as other matters we believe relevant to our inquiry, with the management of the Company and Acquiror.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. We have not conducted a detailed physical inspection of any of the properties or facilities of the Company, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or

       SALOMON BROTHERS INC Seven World Trade Center, New York, NY 10048
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facilities, nor have we been furnished with any such evaluations or appraisals. With respect to projections, we have, upon the advice and consent of management of the Company, assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgment of the Company's management as to the future financial performance of the Company and we express no view with respect to such projections or the assumptions on which they were based. We have also assumed that the definitive Agreement will not, when executed, contain any terms or conditions that differ materially from the terms and conditions contained in the draft of such document we have reviewed and that the Proposed Acquisition will be consummated in a timely manner and in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Proposed Acquisition contained in the Agreement.

  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. We have not been asked to consider, and our opinion does not address, the relative merits of the Proposed Transaction as compared to any alternative business strategy that might exist for the Company. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Company Common Stock in the Proposed Tender Offer and the Proposed Merger and does not address the Company's underlying business decision to effect the Proposed Transaction or constitute a recommendation to any holder of Company Common Stock as to whether such holder should tender such stock in the Proposed Tender Offer or to any holder of Company Common Stock as to how such holder should vote with respect to the Proposed Merger, if such a vote is taken.

  As you are aware, Salomon Brothers Inc and Smith Barney Inc. (collectively with all other entities doing business as Salomon Smith Barney, "Salomon Smith Barney"), is acting as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for its services, a substantial portion of which is contingent upon consummation of the Proposed Transaction. Additionally, Salomon Smith Barney or its affiliates have previously rendered certain investment banking and financial advisory services to the Company and Acquiror, for which we received customary compensation. In addition, in the ordinary course of our business, Salomon Smith Barney may hold or actively trade the debt and equity securities of the Company and Acquiror for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Travelers Group Inc.) may have other business relationships with the Company and Acquiror.

  This opinion is intended for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney, except that this opinion may be reproduced in full in, and references to the opinion and to Salomon Smith Barney and its relationship with the Company (in each case in such form as Salomon Smith Barney shall approve) may be included in, the Solicitation/Recommendation Statement on
Schedule 14D-9 the Company distributes to holders of Company Common Stock in connection with the Proposed Tender Offer.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received by the holders of Company Common Stock in the Proposed Tender Offer and the Proposed Merger is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          /s/ Salomon Smith Barney
                                          Salomon Smith Barney

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